EXHIBIT 5.1

DENNIS  BROVARONE
ATTORNEY  AND  COUNSELOR  AT  LAW
11249  West  103rd  Drive
Westminster, Colorado 80021
phone: 303 466 4092 / fax: 303 466 4826


May 3, 2000

Board of Directors
Innovative Medical Services

     Re:  Registration Statement on Form S-3
          -----------------------------------

Gentlemen:

  You have requested my opinion as to the legality of the issuance by Innovative Medical Services, (the "Corporation") of 1,214,822 shares of Common Stock to those certain shareholders named as the Selling Securities Holders (the "Shares"). The Shares are the subject of a Registration Statement on Form S-3 (the "Registration Statement") to be filed on or before May 3, 2000.

  Pursuant to your request I have reviewed and examined:(1).The Articles of Incorporation of the Corporation, as amended (the "Articles"); (2). The Bylaws of the Corporation, as certified by the Secretary of the Corporation; (3). The minute book of the Corporation; (4). A copy of certain resolutions of the Board of Directors of the Corporation; (5). The Registration Statement; (6) and
(7).Such other matters as I have deemed relevant in order to form my opinion.

  Based upon the foregoing, and subject to the qualifications set forth below, I am of the opinion that the Shares, if issued as described in the Registration Statement will have been duly authorized, legally issued, fully paid and non-assessable.

  This opinion is furnished by me as counsel to the Corporation and is solely for your benefit. My opinion is subject to the qualification that no opinion is expressed herein as to the application of state securities or Blue Sky laws.

  Not withstanding the above, I consent to the use of this opinion in the Registration Statement.


Very truly yours,

/s/ DENNIS BROVARONE
Dennis Brovarone

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